Exhibit 4.4
THIRD AMENDMENT TO THE
RIGHTS AGREEMENT

June 12, 2013

THIS THIRD AMENDMENT TO THE RIGHTS AGREEMENT (this "Amendment") is made and entered into as of the 12th day of June, 2013, by and between FROZEN FOOD EXPRESS INDUSTRIES, INC., a Texas corporation (the "Company"), and REGISTRAR AND TRANSFER COMPANY, a New Jersey corporation, as Rights Agent (the "Rights Agent").  Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in that certain Rights Agreement, dated as of June 14, 2000, by and between the Company and Fleet National Bank, as rights agent, as amended (the "Rights Agreement").

RECITALS:

WHEREAS, the Company and Fleet National Bank, as rights agent, entered into the Rights Agreement;

WHEREAS, the Company has replaced Fleet National Bank as rights agent under the Rights Agreement with Registrar and Transfer Company;

WHEREAS, the Rights Agreement expires on June 13, 2013;

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the Separation Date (as that term is defined in the Rights Agreement), and subject to the penultimate sentence of that Section 27 , the Company may, and the Rights Agent shall, if the Company so directs, amend the Rights Agreement; and

WHEREAS, the Board of Directors has determined it is in the best interest of the Company to amend the Rights Agreement to extend the term of the Rights Agreement;

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Section 1(u) of the Rights Agreement shall be amended by deleting such Section in its entirety, replacing itwith the following:

  "(u)            "Final Expiration Date" shall mean June 13, 2016."

2.	By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

3.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original,but all of which together shall constitute on and the same agreement.

4.	Except as amended hereby, the Rights Agreement remains in full force and effect.

[Signature page follows.]

IN WITNESS WHEREOF, this Amendment has been duly executed by the undersigned as of the date first written above.

FROZEN FOOD EXPRESS INDUSTRIES, INC.

By:  /s/ Stoney R. Stubbs
Name:  Stoney R. Stubbs
Title:            President and CEO

REGISTRAR AND TRANSFER COMPANY

By:  /s/ Nicola Giancaspro
Name:  Nicola Giancaspro
Title:  Vice President